UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 18, 2011

MILLER INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-14124	62-1566286

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8503 Hilltop Drive, Ooltewah, Tennessee	37363

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(423) 238-4171

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 18, 2011, Miller Industries, Inc. (the “Company”) and Mr. Jeffrey I. Badgley, the Company’s Vice Chairman and Chief Executive Officer, entered into an amendment (the “Amendment”) to Mr. Badgley’s employment agreement with the Company that was entered into as of December 30, 2008 (as amended, the “Agreement”).

The Amendment, which was approved by the Compensation Committee of the Board, provides a new cash bonus plan for Mr. Badgley designed to emphasize the objective of maintaining profitability during every part of the business cycle.  Pursuant to the Amendment, Mr. Badgley is entitled to an annual cash bonus equal to 1.0% of the first $20 million of the Company’s pre-tax net income, plus 0.5% of the Company’s pre-tax net income in excess of $20 million, subject to Compensation Committee discretion to decrease such amount as it deems appropriate.  In the event that the Company incurs a pretax net loss at any time that Mr. Badgley remains the Chief Executive Officer of the Company, then bonus amounts previously paid on equivalent pretax profit would be recovered from Mr. Badgley.  These amounts may be recovered by offsetting future bonuses or salary or by direct repayment from Mr. Badgley or, in the event of Mr. Badgley’s termination from employment with the Company, payments otherwise due under the Agreement.  Mr. Badgley’s total compensation as defined in Section 280G of the Internal Revenue Code, which includes salary and bonus compensation, may not exceed $975,000 annually.

The description of the Amendment set forth above is a summary and is not meant to be a complete description of the Amendment.  The description of the Amendment set forth above is qualified by reference to the Amendment filed as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

	Exhibit No.	Description

	10.1	Amendment to Employment Agreement, dated as of April 18, 2011, by and between the Company and Jeffrey I. Badgley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER INDUSTRIES, INC.
(Registrant)

By:	/s/ J. Vincent Mish
J. Vincent Mish
Executive Vice President and Chief Financial
Officer

Date:  April 22, 2011